Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Employee Stock Purchase Plan, the 2013 Equity Incentive Plan, and the GiftcardZen Equity Incentive Plan of RetailMeNot, Inc. of our reports dated February 19, 2016 with respect to the consolidated financial statements of RetailMeNot, Inc. and the effectiveness of internal control over financial reporting of RetailMeNot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
May 20, 2016